Exhibit 12.1
Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined
Fixed Charges and Preferred Stock Dividend Requirements
(in thousands, except for ratios)
Ratio of Earnings to Fixed Charges

	Three Months Ended
	March 31,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002
Loss before income taxes	$(28,664)	$(53,316)	$(59,011)	$(93,666)	$(81,038)	$(45,235)
Add: Fixed charges	3,191	12,415	13,263	13,433	10,743	6,576
Less: Capitalized interest	—	—	—	—	(832)	(765)

Earnings, as defined	$(25,473)	$(40,901)	$(45,748)	$(80,233)	$(71,127)	$(39,424)

Interest expense	$2,599	$10,465	$10,679	$9,885	$5,360	$1,011
Capitalized interest	—	—	—	—	832	765
Estimated interest portion of rental expense	592	1,950	2,584	3,548	4,551	4,800

Fixed charges	$3,191	$12,415	$13,263	$13,433	$10,743	$6,576

Deficiency of earnings to fixed charges	$(28,664)	$(53,316)	$(59,011)	$(93,666)	$(81,870)	$(46,000)

Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements

	Three Months Ended
	March 31,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002
Earnings, as defined (from above)	$(25,473)	$(40,901)	$(45,748)	$(80,233)	$(71,127)	$(39,424)
Preferred stock dividend requirements	—	—	4	100	230	702

Earnings, as defined	$(25,473)	$(40,901)	$(45,744)	$(80,133)	$(70,897)	$(38,722)

Fixed charges (from above)	$3,191	$12,415	$13,263	$13,433	$10,743	$6,576
Preferred stock dividend requirements	—	—	4	100	230	702

Combined fixed charges and preferred stock dividend requirements	$3,191	$12,415	$13,267	$13,533	$10,973	$7,278

Deficiency of earnings to combined fixed charges and preferred stock dividend requirements	$(28,664)	$(53,316)	$(59,011)	$(93,666)	$(81,870)	$(46,000)

Ratio of earnings to combined fixed charges and preferred stock dividend requirements	N/A	N/A	N/A	N/A	N/A	N/A
For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest of all indebtedness, including amortization of debt issuance costs, and estimated interest within rental expense. The ratio of earnings to combined fixed charges and preferred stock dividend requirements includes the tax adjusted deemed dividend to preferred stockholders.